Exhibit 99.1

VirTra’s Chief Financial Officer Judy Henry to Retire in December

Board of Directors Initiates Search for a Permanent Replacement

TEMPE, Ariz. — November 13, 2020 — VirTra, Inc. (NASDAQ: VTSI), a global provider of training simulators for the law enforcement, military, educational, and commercial markets, today announced that its chief financial officer, Judy Henry, intends to retire in December 2020. As a result, VirTra’s board of directors has initiated a search for a permanent replacement.

“It has been my pleasure and privilege to serve as VirTra’s CFO and to be part of the company’s growth,” said Judy Henry. “To make the transition as smooth as possible, I intend to stay on through early December 2020. I’m very grateful to have been part of VirTra these last four years and especially proud of everything the team has accomplished during that time. These accomplishments have culminated in the company being in its strongest position ever, and I am confident the team will be able to continue building on this success in the years ahead.”

Bob Ferris, chairman and chief executive officer of VirTra, commented, “On behalf of our entire organization, I’d like to thank Judy for the numerous contributions she made to VirTra during a critical stage of our company’s evolution. She’s been an integral part of our leadership team, and we’re very grateful to have benefitted from her expertise. We wish her well, and her accomplishments at VirTra will long be remembered.”

Jeffrey Brown, chairman of VirTra’s audit committee, added, “We’re fortunate to have Judy stay on as VirTra’s CFO into December to help us with the transition period. The board of directors has already initiated a search for a permanent replacement to help lead VirTra through its next phase of growth.”

About VirTra

VirTra (NASDAQ: VTSI) is a global provider of judgmental use of force training simulators, firearms training simulators and driving simulators for the law enforcement, military, educational and commercial markets. The company’s patented technologies, software, and scenarios provide intense training for de-escalation, judgmental use-of-force, marksmanship and related training that mimics real-world situations. VirTra’s mission is to save and improve lives worldwide through practical and highly effective virtual reality and simulator technology. Learn more about the company at www.VirTra.com.

Investor Relations Contact:

Matt Glover or Charlie Schumacher

VTSI@gatewayir.com

949-574-3860